EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated February 28, 2025, with respect to the consolidated financial statements of Wilson Holding Company and its subsidiaries as of December 31, 2024 included in the Annual Report of Wilson Bank Holding Company on Form 10-K. We consent to the incorporation by reference of said report in the following Registration Statements of Wilson Bank Holding Company:

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Registration Statement (Form S-8, No. 333-210927) pertaining to the Wilson Bank Holding Company Amended and Restated 2016 Equity Incentive Plan
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Registration Statement (Form S-3 No. 333-265894) pertaining to the Amended and Restated Wilson Bank Holding Company Dividend Reinvestment Plan
•
Registration Statement (Form S-8, No. 333-286844) pertaining to the Wilson Bank Holding Company 2025 Equity Incentive Plan

/s/ Maggart & Associates, P.C.
Maggart & Associates, P.C.

Nashville, Tennessee
February 27, 2026